CONTACTS:
Investors
Laura Rossi
InvestorRelations@amerantbank.com
(305) 460-8728

Media
Silvia M. Larrieu
MediaRelations@amerantbank.com
(305) 441-8414

AMERANT REPORTS THIRD QUARTER 2022 RESULTS

Board of Directors Declares Cash Dividend of $0.09 per Common Share

CORAL GABLES, FLORIDA, October 20, 2022. Amerant Bancorp Inc. (NASDAQ: AMTB) (the “Company” or “Amerant”) today reported net income attributable to the Company of $20.9 million in the third quarter of 2022, or $0.62 per diluted share, an increase compared to net income attributable to the Company of $7.7 million, or $0.23 per diluted share, in the second quarter of 2022, and an increase compared to the net income attributable to the Company of $17.0 million, or $0.45 per diluted share, in the third quarter of 2021.
“We are pleased to report continued improvement in our operating results this quarter,” stated Chairman and CEO Jerry Plush. “Strong loan and deposit growth, coupled with a higher net interest margin, were key factors driving earnings growth for the period.”
Financial Highlights:
•Total assets increased $588.7 million, or 7.22%, to $8.7 billion compared to $8.2 billion as of 2Q22.

•Total gross loans increased $656.0 million, or 11.2%, to $6.50 billion compared to $5.85 billion in 2Q22.

•Average yield on loans increased to 5.06% in 3Q22 compared to 4.38% in 2Q22.

•Non-performing loans declined $6.4 million, or 25.5%, to $18.7 million, as of 3Q22 compared to $25.2 million as of 2Q22.

•Total deposits as of 3Q22 were $6.59 billion, up $385.3 million, or 6.21%, compared to $6.20 billion in 2Q22.

•Core deposits were $5.20 billion, up $253.2 million, or 5.1%, compared to 2Q22.

•Average cost of total deposits increased to 0.83% in 3Q22 compared to 0.48% in 2Q22.

•Loan to deposit ratio was 98.71% compared to 94.27% in 2Q22.

•AUM totaled $1.81 billion, down $56.8 million, or 3.0%, from $1.87 billion in 2Q22.

•Net income attributable to the Company of $20.9 million in 3Q22, up $13.2 million, or 172.6%, compared to $7.7 million in 2Q22.

•Core Pre-Provision Net Revenue (“Core PPNR”)1 grew to $30.3 million in 3Q22, up $10.9 million, or 55.9%, from $19.4 million in 2Q22.

•Net Interest Income (“NII”) was $69.9 million, up $11.0 million, or 18.6%, from $58.9 million in 2Q22.

•Net Interest Margin (“NIM”) increased to 3.61% in 3Q22 compared to 3.28% in 2Q22.

•Provision for loan losses was $3.0 million for 3Q22 compared to no provision for loan losses or release recorded in 2Q22.

•Non-interest income was $16.0 million in 3Q22, up $3.0 million, or 23.4%, from $12.9 million in 2Q22.

•Non-interest expense was $56.1 million, down $6.1 million, or 9.8%, from $62.2 million in 2Q22.

•The efficiency ratio was 65.4% in 3Q22 compared to 86.6% in 2Q22.

•Return on average assets (“ROA”) was 1.00% and return on average equity (“ROE”) was 11.28% in 3Q22 compared to 0.39% and 4.14% in 2Q22, respectively.

On October 19, 2022, the Company’s board of directors declared a cash dividend of $0.09 per common share. The dividend is payable on November 30, 2022 to shareholders of record on November 15, 2022.

1 Non-GAAP measure, see “Non-GAAP Financial Measures” for more information and Exhibit 2 for a reconciliation to GAAP.

Third Quarter 2022 Earnings Conference Call

The Company will hold an earnings conference call on Friday, October 21, 2022 at 9:00 a.m. (Eastern Time) to discuss its third quarter 2022 results. The conference call and presentation materials can be accessed via webcast by logging on from the Investor Relations section of the Company’s website at https://investor.amerantbank.com. The online replay will remain available for approximately one month following the call through the above link.

About Amerant Bancorp Inc. (NASDAQ: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S. with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 23 banking centers – 16 in South Florida and 7 in the Houston, Texas area, as well as an LPO in Tampa, Florida. For more information, visit investor.amerantbank.com.

FIS® and any associated brand names/logos are the trademarks of FIS and/or its affiliates.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” including statements with respect to the Company’s objectives, expectations and intentions and other statements that are not historical facts. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “goals,” “outlooks,” “modeled,” “dedicated,” “create,” and other similar words and expressions of the future.

Forward-looking statements, including those relating to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the Company’s actual results, performance, achievements, or financial condition to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not rely on any forward-looking statements as predictions of future events. You should not expect us to update any forward-looking statements, except as required by law. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in “Risk factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2021, our quarterly reports on Form 10-Q for the quarters ended March 31, 2022, and June 30, 2022, and in our other filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website www.sec.gov.

Interim Financial Information

Unaudited financial information as of and for interim periods, including the three and nine month periods ended September 30, 2022 and 2021, may not reflect our results of operations for our fiscal year ending, or financial condition as of December 31, 2022, or any other period of time or date.

Non-GAAP Financial Measures

The Company supplements its financial results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) with non-GAAP financial measures, such as “pre-provision net revenue (PPNR)”, “core pre-provision net revenue (Core PPNR)”, “core noninterest income”, “core noninterest expenses”, “core net income (loss)”, “core earnings (loss) per share (basic and diluted)”, “core return on assets (Core ROA)”, “core return on equity (Core ROE)”, “core efficiency ratio”, and “tangible stockholders’ equity book value per common share”. This supplemental information is not required by, or is not presented in accordance with GAAP. The Company refers to these financial measures and ratios as “non-GAAP financial measures” and they should not be considered in isolation or as a substitute for the GAAP measures presented herein.

We use certain non-GAAP financial measures, including those mentioned above, both to explain our results to shareholders and the investment community and in the internal evaluation and management of our businesses. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our past performance and prospects for future performance, especially in light of the additional costs we have incurred in connection with the Company’s restructuring activities that began in 2018 and continued in 2022, including the effect of non-core banking activities such as the sale of loans and securities, the valuation of securities, derivatives, loans held for sale and other real estate owned, the sale of our corporate headquarters in the fourth quarter of 2021, and other non-routine actions intended to improve customer service and operating performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

Exhibit 2 reconciles these non-GAAP financial measures to reported results.

Exhibit 1- Selected Financial Information
The following table sets forth selected financial information derived from our interim unaudited and annual audited consolidated financial statements.

(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Consolidated Balance Sheets				(audited)
Total assets	$8,739,979	$8,151,242	$7,805,836	$7,638,399	$7,489,305
Total investments	1,352,782	1,422,479	1,324,969	1,341,241	1,422,738
Total gross loans (1)	6,503,359	5,847,384	5,721,177	5,567,540	5,478,924
Allowance for loan losses	53,711	52,027	56,051	69,899	83,442
Total deposits	6,588,122	6,202,854	5,691,701	5,630,871	5,626,377
Core deposits (2)	5,201,681	4,948,445	4,443,414	4,293,031	4,183,587
Advances from the FHLB and other borrowings	981,005	830,524	980,047	809,577	809,095
Senior notes	59,131	59,052	58,973	58,894	58,815
Subordinated notes (3)	29,241	29,199	29,156	—	—
Junior subordinated debentures	64,178	64,178	64,178	64,178	64,178
Stockholders' equity (4)(5)(6)(7)	695,698	711,450	749,396	831,873	812,662
Assets under management and custody (8)	1,811,265	1,868,017	2,129,387	2,221,077	2,188,317

	Three Months Ended					Nine Months Ended September 30,
(in thousands, except percentages, share data and per share amounts)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	2022	2021
Consolidated Results of Operations
Net interest income	$69,897	$58,945	$55,645	$55,780	$51,821	$184,487	$149,361
Provision for (reversal of) loan losses	3,000	—	(10,000)	(6,500)	(5,000)	(7,000)	(10,000)
Noninterest income	15,956	12,931	14,025	77,290	13,434	42,912	43,331
Noninterest expense	56,113	62,241	60,818	55,088	48,404	179,172	143,154
Net income attributable to Amerant Bancorp Inc. (9)	20,920	7,674	15,950	65,469	17,031	44,544	47,452
Effective income tax rate	21.93%	21.10%	21.10%	23.88%	24.96%	21.50%	22.74%

Common Share Data
Stockholders' book value per common share	$20.60	$21.07	$21.82	$23.18	$21.68	$20.60	$21.68
Tangible stockholders' equity (book value) per common share (10)	$19.92	$20.40	$21.15	$22.55	$21.08	$19.92	$21.08
Basic earnings per common share	$0.62	$0.23	$0.46	$1.79	$0.46	$1.31	$1.27
Diluted earnings per common share (11)	$0.62	$0.23	$0.45	$1.77	$0.45	$1.30	$1.26
Basic weighted average shares outstanding	33,476,418	33,675,930	34,819,984	36,606,969	37,133,783	33,985,856	37,358,780
Diluted weighted average shares outstanding (11)	33,746,878	33,914,529	35,114,043	37,064,769	37,518,293	34,253,562	37,683,834
Cash dividend declared per common share (7)	$0.09	$0.09	$0.09	$0.06	$—	$0.27	$—

	Three Months Ended					Nine Months Ended September 30,
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	2022	2021
Other Financial and Operating Data (12)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (NIM) (13)	3.61%	3.28%	3.18%	3.17%	2.94%	3.36%	2.81%
Net income / Average total assets (ROA) (14)	1.00%	0.39%	0.84%	3.45%	0.90%	0.75%	0.83%
Net income / Average stockholders' equity (ROE) (15)	11.28%	4.14%	8.10%	32.04%	8.38%	7.84%	8.01%
Noninterest income / Total revenue (16)	18.59%	17.99%	20.13%	58.08%	20.59%	18.87%	22.49%

Capital Indicators (%)
Total capital ratio (17)	12.49%	13.21%	13.80%	14.56%	14.53%	12.49%	14.53%
Tier 1 capital ratio (18)	11.34%	11.99%	12.48%	13.45%	13.28%	11.34%	13.28%
Tier 1 leverage ratio (19)	9.88%	10.25%	10.67%	11.52%	11.18%	9.88%	11.18%
Common equity tier 1 capital ratio (CET1) (20)	10.50%	11.08%	11.55%	12.50%	12.31%	10.50%	12.31%
Tangible common equity ratio (21)	7.72%	8.47%	9.34%	10.63%	10.58%	7.72%	10.58%

Liquidity Ratios (%)
Loans to Deposits	98.71%	94.27%	100.52%	98.88%	97.38%	98.71%	97.38%

Asset Quality Indicators (%)
Non-performing assets / Total assets (22)	0.29%	0.39%	0.73%	0.78%	1.24%	0.29%	1.24%
Non-performing loans / Total gross loans (1) (23)	0.29%	0.43%	0.82%	0.89%	1.51%	0.29%	1.51%
Allowance for loan losses / Total non-performing loans (23)	287.56%	206.84%	119.34%	140.41%	100.84%	287.56%	100.84%
Allowance for loan losses / Total loans held for investment (1)	0.83%	0.91%	0.99%	1.29%	1.59%	0.83%	1.59%
Net charge-offs / Average total loans held for investment (24)	0.09%	0.29%	0.29%	0.52%	1.16%	0.22%	0.42%

Efficiency Indicators (% except FTE)
Noninterest expense / Average total assets	2.67%	3.18%	3.20%	2.90%	2.55%	3.02%	2.50%
Salaries and employee benefits / Average total assets	1.43%	1.54%	1.60%	1.65%	1.53%	1.53%	1.51%
Other operating expenses/ Average total assets (25)	1.24%	1.64%	1.60%	1.25%	1.02%	1.49%	0.99%
Efficiency ratio (26)	65.36%	86.59%	87.29%	41.40%	74.18%	78.79%	74.29%
Full-Time-Equivalent Employees (FTEs) (27)	681	680	677	763	733	681	733

	Three Months Ended					Nine Months Ended September 30,
(in thousands, except percentages and per share amounts)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	2022	2021
Core Selected Consolidated Results of Operations and Other Data (10)

Pre-provision net revenue (PPNR)	$29,784	$9,707	$9,928	$79,141	$17,485	$49,419	$50,989
Core pre-provision net revenue (Core PPNR)	$30,325	$19,447	$17,869	$18,911	$18,297	$67,641	$50,996
Core net income	$21,275	$15,358	$22,216	$19,339	$17,669	$58,849	$47,457
Core basic earnings per common share	0.64	0.46	0.64	0.53	0.48	1.73	1.27
Core earnings per diluted common share (11)	0.63	0.45	0.63	0.52	0.47	1.72	1.26
Core net income / Average total assets (Core ROA) (14)	1.01%	0.78%	1.17%	1.02%	0.93%	0.99%	0.83%
Core net income / Average stockholders' equity (Core ROE) (15)	11.47%	8.28%	11.28%	9.46%	8.69%	10.36%	8.01%
Core efficiency ratio (28)	64.14%	73.68%	76.36%	74.98%	72.95%	71.0%	73.58%

__________________
(1) Total gross loans include loans held for investment net of unamortized deferred loan origination fees and costs. In addition, at June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021, total loans include $66.4 million, $68.6 million, $143.2 million and $219.1 million, respectively, in loans held for sale carried at the lower of cost or estimated fair value. As of the third quarter of 2022, loans held for sale mainly consisted of residential mortgage loans and the NYC CRE loans held for sale that were transferred to the loans held for investment category. Also, in the first quarter of 2022 and the fourth quarter of 2021, the Company sold approximately $57.3 million and $49.4 million, respectively, in loans held for sale carried at the lower of cost or estimated fair value related to the New York portfolio. In addition, as of September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021, total loans include $57.6 million, $54.9 million, $17.1 million, $14.9 million and $5.8 million, respectively, primarily in mortgage loans held for sale carried at fair value.
(2)     Core deposits consist of total deposits excluding all time deposits.
(3)     On March 9, 2022, the Company completed a $30.0 million offering of subordinated notes with a 4.25% fixed-to-floating rate and due March 15, 2032 (the “Subordinated Notes”). The Subordinated Notes bear interest at a fixed rate of 4.25% per annum, from and including March 9, 2022, to but excluding March 15, 2027, with interest payable semi-annually in arrears. From and including March 15, 2027, to but excluding the stated maturity date or early redemption date, the interest rate will reset quarterly to an annual floating rate equal to the then-current benchmark rate, which will initially be the three-month Secured Overnight Financing Rate (“SOFR”) plus 251 basis points, with interest during such period payable quarterly in arrears. If the three-month SOFR cannot be determined during the applicable floating rate period, a different index will be determined and used in accordance with the terms of the Subordinated Notes. Notes are presented net of direct issuance costs which are deferred and amortized over 10 years. The Subordinated Notes have been structured to qualify as Tier 2 capital of the Company for regulatory capital purposes, and rank equally in right of payment to all of our existing and future subordinated indebtedness.
(4) In the first quarter of 2022, the Company repurchased an aggregate of 652,118 shares of Class A common stock at a weighted average price of $33.96 per share, under the Class A common stock repurchase program launched in 2021 (the “Class A Common Stock Repurchase Program”). The aggregate purchase price for these transactions was approximately $22.1 million, including transaction costs. On January 31, 2022, the Company announced the completion of the Class A Common Stock repurchase program. In addition, in the first quarter of 2022, the Company announced the launch of a new repurchase program pursuant to which the Company may purchase, from time to time, up to an aggregate amount of $50 million of its shares of Class A common stock (the “New Class A Common Stock Repurchase Program”). In the second and first quarters of 2022, the Company repurchased an aggregate of 611,525 shares and 991,362 shares, respectively, of Class A common stock at a weighted average price of $28.19 per share and $32.96 per share, respectively, under the New Class A Common Stock Repurchase Program. In the second and first quarters of 2022, the aggregate purchase price for these transactions was approximately $17.2 million and $32.7 million, respectively, including transaction costs. On May 19, 2022, the Company announced the completion of the New Class A Common Stock Repurchase Program.

(5)     In the fourth quarter of 2021, the Company’s shareholders approved a clean-up merger, previously announced by the Company, pursuant to which a subsidiary of the Company merged with and into the Company (the “Merger”). Under the terms of the Merger, each outstanding share of Class B common stock was converted to 0.95 of a share of Class A common stock. In addition, any shareholder who owned fewer than 100 shares of Class A common stock upon completion of the Merger, received cash in lieu of Class A common stock. There were no authorized or outstanding Class B common stock at December 31, 2021. Furthermore, in connection with the Merger, the Company’s Board of Directors authorized the Class A Common Stock Repurchase Program which provided for the potential to repurchase up to $50 million of shares of Class A common stock. In the fourth quarter of 2021, the Company repurchased an aggregate of 1,175,119 shares of Class A common stock for an aggregate purchase price of $36.3 million, including $27.9 million repurchased under the Class A Common Stock Repurchase Program and $8.5 million shares cashed out in accordance with the terms of the Merger. The total weighted average market price of these transactions was $30.92 per share.
(6) On March 10, 2021, the Company’s Board of Directors approved a stock repurchase program which provided for the potential repurchase of up to $40 million of shares of the Company’s Class B common stock (the “ Class B Common Stock Repurchase Program”). In the third quarter of 2021, the Company repurchased an aggregate of 63,000 shares of Class B common stock at a weighted average price per share of $18.55, under the Class B Common Stock Repurchase Program. In the third quarter of 2021, the Company’s Board of Directors terminated the Class B Common Stock Repurchase Program.
(7)     In the third, second and first quarters of 2022, and in the fourth quarter of 2021, the Company’s Board of Directors declared cash dividends of $0.09, $0.09, $0.09 and $0.06 per share of the Company’s common stock, respectively. The dividend declared in the third quarter of 2022 was paid on August 31, 2022 to shareholders of record at the close of business on August 17, 2022.The dividend declared in the second quarter of 2022 was paid on May 31, 2022 to shareholders of record at the close of business on May 13, 2022.The dividend declared in the first quarter of 2022 was paid on February 28, 2022 to shareholders of record at the close of business on February 11, 2022. The dividend declared in the fourth quarter of 2021 was paid on or before January 15, 2022 to holders of record as of December 22, 2021. The aggregate amount paid in connection with these dividends in the third, second and first quarters of 2022, and in the fourth quarter of 2021 was $3.0 million, $3.0 million, $3.2 million and $2.2 million, respectively.
(8) Assets held for clients in an agency or fiduciary capacity which are not assets of the Company and therefore are not included in the consolidated financial statements.
(9) In the three months ended September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021, net income exclude losses of $44 thousand, $0.1 million, $1.1 million, $1.2 million and $0.6 million, respectively, attributable to the minority interest of Amerant Mortgage LLC. Beginning March 31, 2022, the minority interest share changed from 49% to 42.6%. This change had no impact to the Company’s financial condition or results of operations as of and for the first quarter ended March 31, 2022. In addition, in the second quarter of 2022, the minority interest share changed from 42.6% to 20%. In connection with the change in minority interest share in the second quarter of 2022, the Company reduced its additional paid-in capital for a total of $1.9 million with a corresponding increase to the equity attributable to noncontrolling interests.
(10) This presentation contains adjusted financial information determined by methods other than GAAP. This adjusted financial information is reconciled to GAAP in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.
(11) In all the periods shown, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance stock units. Potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in all the periods shown, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(12) Operating data for the periods presented have been annualized.
(13) NIM is defined as NII divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(14) Calculated based upon the average daily balance of total assets.
(15)     Calculated based upon the average daily balance of stockholders’ equity.
(16)     Total revenue is the result of net interest income before provision for loan losses plus noninterest income.
(17)     Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.
(18)     Tier 1 capital divided by total risk-weighted assets. Tier 1 capital is composed of Common Equity Tier 1 (CET1) capital plus outstanding qualifying trust preferred securities of $62.3 million at each of all the dates presented.
(19)     Tier 1 capital divided by quarter to date average assets.
(20) CET1 capital divided by total risk-weighted assets.
(21) Tangible common equity ratio is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets. Other intangible assets consist of, among other things, mortgage servicing rights and are included in other assets in the Company’s consolidated balance sheets.
(22) Non-performing assets include all accruing loans past due by 90 days or more, all nonaccrual loans, restructured loans that are considered “troubled debt restructurings” or “TDRs”, and OREO properties acquired through or in lieu of foreclosure.
(23) Non-performing loans include all accruing loans past due by 90 days or more, all nonaccrual loans and restructured loans that are considered TDRs.
(24) Calculated based upon the average daily balance of outstanding loan principal balance net of unamortized deferred loan origination fees and costs, excluding the allowance for loan losses. During the third, second and first quarters of 2022, and the fourth and third quarters of 2021, there were net charge offs of $1.3 million, $4.0 million, $3.8 million, $7.0 million and $15.7 million, respectively. During the third quarter of 2022, the Company charged-off $1.7 million related to multiple consumer loans and $0.2 million in connection with two commercial loans. During the second quarter of 2022, the Company charged-off $3.6 million in connection with a loan relationship with a Miami-based U.S. coffee trader (“the Coffee Trader”). During the first quarter of 2022, the Company charged-off $3.3 million in two commercial loans, including $2.5 million related to a nonaccrual loan paid off during the period. During the fourth quarter of 2021, the Company charged-off an aggregate of $4.2 million related to various commercial loans and $1.8 million related to one real estate loan. During the third quarter of 2021, the Company charged-off $5.7 million against the allowance for loan losses as result of the deterioration of one commercial loan relationship.
(25) Other operating expenses is the result of total noninterest expense less salary and employee benefits.
(26) Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and NII.
(27) As of September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021 includes 67, 67, 79, 72 and 52 FTEs for Amerant Mortgage LLC, respectively. In addition, effective January 1, 2022, there were 80 employees who are no longer working for the Company as a result of the new agreement with Fidelity National Information Services, Inc. (“FIS”).
(28) Core efficiency ratio is the efficiency ratio less the effect of restructuring costs and other adjustments, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from the Company’s interim unaudited and annual audited consolidated financial statements, adjusted for certain costs incurred by the Company in the periods presented related to tax deductible restructuring costs, provision for (reversal of) loan losses, provision for income tax expense (benefit), the effect of non-core banking activities such as the sale of loans and securities, the valuation of securities, derivatives, loans held for sale and other real estate owned, the sale and leaseback of our corporate headquarters in the fourth quarter of 2021, and other non-routine actions intended to improve customer service and operating performance. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,					Nine Months Ended September 30,
(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	2022	2021

Net income attributable to Amerant Bancorp Inc.	$20,920	$7,674	$15,950	$65,469	$17,031	$44,544	$47,452
Plus: provision for (reversal of) loan losses	3,000	—	(10,000)	(6,500)	(5,000)	(7,000)	(10,000)
Plus: provision for income tax expense (1)	5,864	2,033	3,978	20,172	5,454	11,875	13,537
Pre-provision net revenue (PPNR)	29,784	9,707	9,928	79,141	17,485	49,419	50,989
Plus: non-routine noninterest expense items	1,954	7,995	6,574	1,895	758	16,523	5,162
(Less) Plus: non-routine noninterest income items	(1,413)	1,745	1,367	(62,125)	54	1,699	(5,155)
Core pre-provision net revenue (Core PPNR)	$30,325	$19,447	$17,869	$18,911	$18,297	$67,641	$50,996

Total noninterest income	$15,956	$12,931	$14,025	$77,290	$13,434	$42,912	$43,331
Less: Non-routine noninterest income items:
Less: gain on sale of Headquarters building (1)	—	—	—	62,387	—	—	—
Derivatives (losses) gains, net	(95)	855	(1,345)	—	—	(585)	—
Securities gains (losses), net	1,508	(2,602)	769	(117)	(54)	(325)	3,857
Gain (loss) on early extinguishment of FHLB advances, net	—	2	(714)	—	—	(712)	(2,488)
(Loss) gain on sale of loans	—	—	(77)	(145)	—	(77)	3,786
Total non-routine noninterest income items	$1,413	$(1,745)	$(1,367)	$62,125	$(54)	$(1,699)	$5,155
Core noninterest income	$14,543	$14,676	$15,392	$15,165	$13,488	$44,611	$38,176

Total noninterest expenses	$56,113	$62,241	$60,818	$55,088	$48,404	$179,172	$143,154
Less: non-routine noninterest expense items
Restructuring costs (2):
Staff reduction costs (3)	358	674	765	26	250	1,797	3,578
Contract termination costs (4)	289	2,802	4,012	—	—	7,103	—
Legal and Consulting fees (5)	1,073	80	1,246	1,277	412	2,399	412
Digital transformation expenses	—	—	45	50	96	45	362
Lease impairment charge (6)	—	1,565	14	—	—	1,579	810
Branch closure expenses (7)	—	—	33	542	—	33	—
Total restructuring costs	$1,720	$5,121	$6,115	$1,895	$758	$12,956	$5,162
Other non-routine noninterest expense items:
Other real estate owned valuation expense (8)	234	3,174	—	—	—	3,408	—
Loans held for sale valuation (reversal) expense (9)	—	(300)	459	—	—	159	—
Total non-routine noninterest expense items	$1,954	$7,995	$6,574	$1,895	$758	$16,523	$5,162
Core noninterest expenses	$54,159	$54,246	$54,244	$53,193	$47,646	$162,649	$137,992

	Three Months Ended,					Nine Months Ended September 30,
(in thousands, except percentages and per share amounts)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	2022	2021
Net income attributable to Amerant Bancorp Inc.	$20,920	$7,674	$15,950	$65,469	$17,031	$44,544	$47,452
Plus after-tax non-routine items in noninterest expense:
Non-routine items in noninterest expense before income tax effect	1,954	7,995	6,574	1,895	758	16,523	5,162
Income tax effect (10)	(478)	(1,687)	(1,387)	(478)	(229)	(3,552)	(1,174)
Total after-tax non-routine items in noninterest expense	1,476	6,308	5,187	1,417	529	12,971	3,988
Plus (less) after-tax non-routine items in noninterest income:
Non-routine items in noninterest income before income tax effect	(1,413)	1,745	1,367	(62,125)	54	1,699	(5,155)
Income tax effect (10)	292	(369)	(288)	14,578	55	(365)	1,172
Total after-tax non-routine items in noninterest income	(1,121)	1,376	1,079	(47,547)	109	1,334	(3,983)
Core net income	$21,275	$15,358	$22,216	$19,339	$17,669	$58,849	$47,457

Basic earnings per share	$0.62	$0.23	$0.46	$1.79	$0.46	$1.31	$1.27
Plus: after tax impact of non-routine items in noninterest expense	0.04	0.19	0.15	0.04	0.02	0.38	0.11
(Less) Plus: after tax impact of non-routine items in noninterest income	(0.02)	0.04	0.03	(1.30)	—	0.04	(0.11)
Total core basic earnings per common share	$0.64	$0.46	$0.64	$0.53	$0.48	$1.73	$1.27

Diluted earnings per share (11)	$0.62	$0.23	$0.45	$1.77	$0.45	$1.30	$1.26
Plus: after tax impact of non-routine items in noninterest expense	0.04	0.18	0.15	0.04	0.02	0.39	0.11
(Less) Plus: after tax impact of non-routine items in noninterest income	(0.03)	0.04	0.03	(1.29)	—	0.03	(0.11)
Total core diluted earnings per common share	$0.63	$0.45	$0.63	$0.52	$0.47	$1.72	$1.26

Net income / Average total assets (ROA)	1.00%	0.39%	0.84%	3.45%	0.90%	0.75%	0.83%
Plus: after tax impact of non-routine items in noninterest expense	0.07%	0.32%	0.28%	0.07%	0.02%	0.22%	0.07%
(Less) Plus: after tax impact of non-routine items in noninterest income	(0.06)%	0.07%	0.06%	(2.50)%	0.01%	0.02%	(0.07)%
Core net income / Average total assets (Core ROA)	1.01%	0.78%	1.18%	1.02%	0.93%	0.99%	0.83%

Net income / Average stockholders' equity (ROE)	11.28%	4.14%	8.10%	32.04%	8.38%	7.84%	8.01%
Plus: after tax impact of non-routine items in noninterest expense	0.80%	3.40%	2.63%	0.69%	0.26%	2.28%	0.67%
(Less) Plus: after tax impact of non-routine items in noninterest income	(0.61)%	0.74%	0.55%	(23.27)%	0.05%	0.24%	(0.67)%
Core net income / Average stockholders' equity (Core ROE)	11.47%	8.28%	11.28%	9.46%	8.69%	10.36%	8.01%

Efficiency ratio	65.36%	86.59%	87.29%	41.40%	74.18%	78.79%	74.29%
Less: impact of non-routine items in noninterest expense	(2.28)%	(11.12)%	(9.43)%	(1.43)%	(1.16)%	(7.26)%	(2.68)%
Plus (Less): impact of non-routine items in noninterest income	1.06%	(1.79)%	(1.50)%	35.01%	(0.07)%	(0.53)%	1.97%
Core efficiency ratio	64.14%	73.68%	76.36%	74.98%	72.95%	71.00%	73.58%

	Three Months Ended,					Nine Months Ended September 30,
(in thousands, except percentages, share data and per share amounts)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	2022	2021

Stockholders' equity	$695,698	$711,450	$749,396	$831,873	$812,662	$695,698	$812,662
Less: goodwill and other intangibles (12)	(22,814)	(22,808)	(22,795)	(22,528)	(22,529)	(22,814)	(22,529)
Tangible common stockholders' equity	$672,884	$688,642	$726,601	$809,345	$790,133	$672,884	$790,133
Total assets	8,739,979	8,151,242	7,805,836	7,638,399	7,489,305	8,739,979	7,489,305
Less: goodwill and other intangibles (12)	(22,814)	(22,808)	(22,795)	(22,528)	(22,529)	(22,814)	(22,529)
Tangible assets	$8,717,165	$8,128,434	$7,783,041	$7,615,871	$7,466,776	$8,717,165	$7,466,776
Common shares outstanding	33,773,249	33,759,604	34,350,822	35,883,320	37,487,339	33,773,249	37,487,339
Tangible common equity ratio	7.72%	8.47%	9.34%	10.63%	10.58%	7.72%	10.58%
Stockholders' book value per common share	$20.60	$21.07	$21.82	$23.18	$21.68	$20.60	$21.68
Tangible stockholders' book value per common share	$19.92	$20.40	$21.15	$22.55	$21.08	$19.92	$21.08

____________
(1)     The Company sold its Coral Gables headquarters for $135 million, with an approximate carrying value of $69.9 million at the time of sale and transaction costs of $2.6 million. The Company leased-back the property for an 18-year term. The provision for income tax expense includes around $16.1 million related to this transaction in the three months ended December 31, 2021.
(2)     Expenses incurred for actions designed to implement the Company’s strategy. These actions include, but are not limited to reductions in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, decommissioning of legacy technologies, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.
(3) In the third quarters of 2022 and 2021, and the fourth quarter of 2021, include expenses primarily in connection with the elimination of certain support functions. In the second and first quarters of 2022, includes expenses primarily in connection with the restructuring of business lines and the outsourcing of certain human resources functions.
(4) Contract termination and related costs associated with third party vendors resulting from the Company’s engagement of FIS.
(5) Includes: (i) expenses in connection with the engagement of FIS of $1.0 million, $0.8 million, $0.5 million and $0.2 million in the three months ended September 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021, respectively; (ii) an aggregate of $0.3 million in connection with information technology projects, and certain search and recruitment expenses in the three months ended March 31, 2022, and (iii) expenses in connection with the Merger and related transactions of $0.6 million and $0.2 million in the three months ended December 31, 2021 and September 30, 2021, respectively.
(6) In the three months ended June 30, 2022, include $1.6 million of ROU asset impairment associated with the closure of a branch in Pembroke Pines, Florida in 2022.
(7) Expenses related to the Fort Lauderdale, Florida branch lease termination in 2021 and in Wellington, Florida in 2022.
(8) Fair value adjustment related to one OREO property in New York.
(9) Fair value adjustment related to the New York loan portfolio held for sale carried at the lower of cost or fair value.
(10)In the three months ended March 31, 2022 and in the nine months ended September 30, 2022 and 2021, amounts were calculated based upon the effective tax rate for the periods of 21.10%, 21.50% and 22.74%, respectively. For all of the other periods shown, amounts represent the difference between the prior and current period year-to-date tax effect.
(11)In the three months ended September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021, potential dilutive instruments consisted of unvested shares of restricted stock, restricted stock units and performance share units. In all the periods presented, potential dilutive instruments were included in the diluted earnings per share computation because, when the unamortized deferred compensation cost related to these shares was divided by the average market price per share in those periods, fewer shares would have been purchased than restricted shares assumed issued. Therefore, in those periods, such awards resulted in higher diluted weighted average shares outstanding than basic weighted average shares outstanding, and had a dilutive effect in per share earnings.
(12)Other intangible assets consist of, among other things, mortgage servicing rights (“MSRs”) of $1.0 million, $0.9 million, $0.9 million, $0.6 million and $0.6 million at September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021, respectively, and are included in other assets in the Company’s consolidated balance sheets.

Exhibit 3 - Average Balance Sheet, Interest and Yield/Rate Analysis
The following tables present average balance sheet information, interest income, interest expense and the corresponding average yields earned and rates paid for the periods presented. The average balances for loans include both performing and nonperforming balances. Interest income on loans includes the effects of discount accretion and the amortization of non-refundable loan origination fees, net of direct loan origination costs, accounted for as yield adjustments. Average balances represent the daily average balances for the periods presented.

	Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$6,021,294	$76,779	5.06%	$5,635,147	$61,514	4.38%	$5,379,461	$53,193	3.92%
Debt securities available for sale (3) (4)	1,110,153	8,379	2.99%	1,113,994	7,614	2.74%	1,221,569	7,055	2.29%
Debt securities held to maturity (5)	235,916	1,921	3.23%	177,483	981	2.22%	102,574	508	1.96%
Debt securities held for trading	65	1	6.10%	101	1	3.97%	153	1	2.59%
Equity securities with readily determinable fair value not held for trading	12,018	—	—%	12,407	—	—%	24,017	66	1.09%
Federal Reserve Bank and FHLB stock	49,398	605	4.86%	49,476	539	4.37%	47,682	514	4.28%
Deposits with banks	258,237	1,452	2.23%	224,751	518	0.92%	207,504	76	0.15%
Total interest-earning assets	7,687,081	89,137	4.60%	7,213,359	71,167	3.96%	6,982,960	61,413	3.49%
Total non-interest-earning assets (6)	639,118			635,871			553,505
Total assets	$8,326,199			$7,849,230			$7,536,465

	Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$2,077,321	$4,934	0.94%	$1,654,232	$1,034	0.25%	$1,290,944	$147	0.05%
Money market	1,363,799	3,555	1.03%	1,262,566	1,351	0.43%	1,359,774	798	0.23%
Savings	320,861	54	0.07%	318,967	14	0.02%	329,456	11	0.01%
Total checking and saving accounts	3,761,981	8,543	0.90%	3,235,765	2,399	0.30%	2,980,174	956	0.13%
Time deposits	1,247,084	4,717	1.50%	1,256,112	4,503	1.44%	1,555,001	5,302	1.35%
Total deposits	5,009,065	13,260	1.05%	4,491,877	6,902	0.62%	4,535,175	6,258	0.55%
Securities sold under agreements to repurchase	—	—	—%	60	—	—%	—	—	—%
Advances from the FHLB and other borrowings (7)	866,639	3,977	1.82%	867,573	3,341	1.54%	808,860	1,777	0.87%
Senior notes	59,092	941	6.32%	59,013	942	6.40%	58,776	942	6.36%
Subordinated notes	29,220	362	4.92%	29,178	361	4.96%	—	—	—%
Junior subordinated debentures	64,178	700	4.33%	64,178	676	4.22%	64,178	615	3.80%
Total interest-bearing liabilities	6,028,194	19,240	1.27%	5,511,879	12,222	0.89%	5,466,989	9,592	0.70%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,316,988			1,309,520			1,110,353
Accounts payable, accrued liabilities and other liabilities	245,425			283,721			152,528
Total non-interest-bearing liabilities	1,562,413			1,593,241			1,262,881
Total liabilities	7,590,607			7,105,120			6,729,870
Stockholders’ equity	735,592			744,110			806,595
Total liabilities and stockholders' equity	$8,326,199			$7,849,230			$7,536,465
Excess of average interest-earning assets over average interest-bearing liabilities	$1,658,887			$1,701,480			$1,515,971
Net interest income		$69,897			$58,945			$51,821
Net interest rate spread			3.33%			3.07%			2.79%
Net interest margin (8)			3.61%			3.28%			2.94%
Cost of total deposits (9)			0.83%			0.48%			0.44%
Ratio of average interest-earning assets to average interest-bearing liabilities	127.52%			130.87%			127.73%
Average non-performing loans/ Average total loans	0.42%			0.56%			1.94%

	Nine Months Ended
	September 30, 2022			September 30, 2021
(in thousands, except percentages)	Average Balances	Income/ Expense	Yield/ Rates	Average Balances	Income/ Expense	Yield/ Rates
Interest-earning assets:
Loan portfolio, net (1)(2)	$5,718,264	$194,631	4.55%	$5,527,228	$159,576	3.86%
Debt securities available for sale (3)(4)	1,130,231	23,371	2.76%	1,202,191	19,943	2.22%
Debt securities held to maturity (5)	176,462	3,605	2.73%	89,298	1,291	1.93%
Debt securities held for trading	67	3	5.99%	172	4	3.11%
Equity securities with readily determinable fair value not held for trading	8,615	—	—%	24,084	225	1.25%
Federal Reserve Bank and FHLB stock	50,118	1,690	4.51%	54,291	1,687	4.15%
Deposits with banks	247,401	2,102	1.14%	217,611	189	0.12%
Total interest-earning assets	7,331,158	225,402	4.11%	7,114,875	182,915	3.44%
Total non-interest-earning assets (6)	592,087			538,137
Total assets	$7,923,245			$7,653,012

Interest-bearing liabilities:
Checking and saving accounts -
Interest bearing DDA	$1,769,001	$6,258	0.47%	$1,298,674	$383	0.04%
Money market	1,293,748	5,639	0.58%	1,302,431	2,695	0.28%
Savings	321,634	80	0.03%	323,785	39	0.02%
Total checking and saving accounts	3,384,383	11,977	0.47%	2,924,890	3,117	0.14%
Time deposits	1,265,982	13,501	1.43%	1,765,555	18,989	1.44%
Total deposits	4,650,365	25,478	0.73%	4,690,445	22,106	0.63%
Securities sold under agreements to repurchase	20	—	—%	147	1	0.91%
Advances from the FHLB and other borrowings (7)	883,566	9,799	1.48%	926,087	6,790	0.98%
Senior notes	59,014	2,825	6.40%	58,697	2,826	6.44%
Subordinated notes	22,030	811	4.92%	—	—	—%
Junior subordinated debentures	64,178	2,002	4.17%	64,178	1,831	3.81%
Total interest-bearing liabilities	5,679,173	40,915	0.96%	5,739,554	33,554	0.78%
Non-interest-bearing liabilities:
Non-interest bearing demand deposits	1,275,689			991,635
Accounts payable, accrued liabilities and other liabilities	209,123			129,407
Total non-interest-bearing liabilities	1,484,812			1,121,042
Total liabilities	7,163,985			6,860,596
Stockholders’ equity	759,260			792,416
Total liabilities and stockholders' equity	$7,923,245			$7,653,012
Excess of average interest-earning assets over average interest-bearing liabilities	$1,651,985			$1,375,321
Net interest income		$184,487			$149,361
Net interest rate spread			3.15%			2.66%
Net interest margin (8)			3.36%			2.81%
Cost of total deposits (9)			0.57%			0.52%
Ratio of average interest-earning assets to average interest-bearing liabilities	129.09%			123.96%
Average non-performing loans/ Average total loans	0.56%			1.77%

___________
(1)    Includes loans held for investment net of the allowance for loan losses, and loans held for sale. The average balance of the allowance for loan losses was $51.9 million, $55.9 million and $100.7 million in the three months ended September 30, 2022, June 30, 2022, and September 30, 2021, respectively, and $58.4 million and $107.5 million in the nine months ended September 30, 2022 and 2021, respectively. The average balance of total loans held for sale was $142.5 million, $112.2 million and $81.2 million in the three months ended September 30, 2022, June 30, 2022 and September 30, 2021, respectively, and $130.8 million and $27.5 million in the nine months ended September 30, 2022 and 2021, respectively.
(2) Includes average non-performing loans of $25.3 million, $32.7 million and $106.5 million for the three months ended September 30, 2022, June 30, 2022 and September 30, 2021, respectively, and $32.4 million and $99.8 million for the nine months ended September 30, 2022 and 2021, respectively.

(3)    Includes the average balance of net unrealized gains and losses in the fair value of debt securities available for sale. The average balance includes average unrealized net losses of $72.4 million and $58.0 million in the three months ended September 30, 2022, and June 30, 2022, respectively, and average unrealized net gains of $28.9 million in the three months ended September 30, 2021. The average balance also includes average net unrealized losses of $42.9 million in the nine months ended September 30, 2022, and average unrealized net gains of $28.7 million in the nine months ended September 30, 2021.
(4)    Includes nontaxable securities with average balances of $17.1 million, $14.8 million and $19.5 million for the three months ended September 30, 2022, June 30, 2022 and September 30, 2021, respectively, and $18.6 million and $46.8 million in the nine months ended September 30, 2022 and 2021, respectively. The tax equivalent yield for these nontaxable securities was 2.69%, 2.97% and 1.51% for the three months ended September 30, 2022, June 30, 2022 and September 30 2021, respectively, and 3.67% and 2.09% for the nine months ended September 30, 2022 and 2021, respectively. In 2022 and 2021, the tax equivalent yields were calculated by assuming a 21% tax rate and dividing the actual yield by 0.79.
(5)    Includes nontaxable securities with average balances of $41.9 million, $42.7 million and $65.1 million for the three months ended September 30, 2022, June 30, 2022 and September 30, 2021, respectively, and $42.9 million and $58.0 million in the nine months ended September 30, 2022 and 2021, respectively. The tax equivalent yield for these nontaxable securities was 3.48%, 3.31% and 2.37% for the three months ended September 30, 2022, June 30, 2022 and September30, 2021, respectively, and 3.31% and 2.32% for the nine months ended September 30, 2022 and 2021, respectively. In 2022 and 2021, the tax equivalent yields were calculated assuming a 21% tax rate and dividing the actual yield by 0.79.
(6)    Excludes the allowance for loan losses.
(7)    The terms of the FHLB advance agreements require the Bank to maintain certain investment securities or loans as collateral for these advances.
(8)    NIM is defined as net interest income divided by average interest-earning assets, which are loans, securities, deposits with banks and other financial assets which yield interest or similar income.
(9)    Calculated based upon the average balance of total noninterest bearing and interest bearing deposits.

Exhibit 4 - Noninterest Income
    This table shows the amounts of each of the categories of noninterest income for the periods presented.

	Three Months Ended						Nine Months Ended September 30,
	September 30, 2022		June 30, 2022		September 30, 2021		2022		2021
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Deposits and service fees	$4,629	29.0%	$4,577	35.4%	$4,303	32.0%	$13,826	32.2%	$12,693	29.3%
Brokerage, advisory and fiduciary activities	4,619	29.0%	4,439	34.3%	4,595	34.2%	13,654	31.8%	13,629	31.5%
Change in cash surrender value of bank owned life insurance (“BOLI”)(1)	1,352	8.5%	1,334	10.3%	1,369	10.2%	4,028	9.4%	4,093	9.5%
Cards and trade finance servicing fees	622	3.9%	508	3.9%	541	4.0%	1,720	4.0%	1,268	2.9%
Gain (loss) on early extinguishment of FHLB advances, net	—	—%	2	—%	—	—%	(712)	(1.7)%	(2,488)	(5.7)%
Securities (losses) gains, net (2)	1,508	9.5%	(2,602)	(20.1)%	(54)	(0.4)%	(325)	(0.8)%	3,857	8.9%
Derivative gains (losses), net (3)	(95)	(0.6)%	855	6.6%	—	—%	(585)	(1.4)%	—	—%
Loan-level derivative income (4)	2,786	17.5%	1,009	7.8%	454	3.4%	6,947	16.2%	1,979	4.5%
Other noninterest income (5)(6)	535	3.2%	2,809	21.8%	2,226	16.6%	4,359	10.3%	8,300	19.1%
Total noninterest income	$15,956	100.0%	$12,931	100.0%	$13,434	100.0%	$42,912	100.0%	$43,331	100.0%
__________________
(1)    Changes in cash surrender value of BOLI are not taxable.
(2) Includes: (i) net gain on sale of debt securities of $22 thousand and $36 thousand in the three months ended September 30, 2022 and 2021, respectively, and (ii) unrealized gains of $1.5 million in the three months ended September 30, 2022, and unrealized losses of $2.6 million and $0.1 million in the three months ended June 30, 2022 and September 30, 2021, respectively, related to the change in fair value of marketable equity securities.
(3) Net unrealized gains and losses related to uncovered interest rate caps with clients.
(4)    Income from interest rate swaps and other derivative transactions with customers. In the three months ended September 30, 2022 and June 30, 2022, the Company incurred expenses related to derivative transactions with customers of $1.8 million and $2.0 million, respectively, which are included as part of noninterest expenses under professional and other services fees. We had no expenses associated with derivative transactions with customers in the three months ended September 30, 2021.
(5)    Includes mortgage banking revenue related to Amerant Mortgage of $0.1 million, $2.4 million and $0.7 million in the three months ended September 30, 2022, June 30, 2022 and September 30, 2021, respectively, primarily consisting of gain on sale of loans, gain on loans market valuation, other fees and smaller sources of income. Other sources of income in the periods shown include from foreign currency exchange transactions with customers and valuation income on the investment balances held in the non-qualified deferred compensation plan.
(6)    Beginning in the three months ended March 31, 2022, rental income associated with the subleasing of portions of the Company’s headquarters building is presented as a reduction to rent expense under lease agreements under occupancy and equipment cost (included as part of other noninterest income in 2021 in connection with the previously-owned headquarters building). In the three months ended September 30, 2022, June 30, 2022 and September 30, 2021, rental income from subleases was $0.7 million, $0.7 million and $1.0 million, respectively.

Exhibit 5 - Noninterest Expense
This table shows the amounts of each of the categories of noninterest expense for the periods presented.

	Three Months Ended						Nine Months Ended September 30,
	September 30, 2022		June 30, 2022		September 30, 2021		2022		2021
(in thousands, except percentages)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Salaries and employee benefits (1)	$30,109	53.7%	$30,212	48.5%	$29,053	60.0%	$90,724	50.6%	$86,276	60.3%
Occupancy and equipment (2) (3)	6,559	11.7%	7,760	12.5%	4,769	9.9%	21,044	11.8%	14,599	10.2%
Professional and other services fees (4) (5)	6,855	12.2%	6,746	10.8%	4,184	8.6%	20,783	11.6%	12,661	8.8%
Telecommunications and data processing	3,861	6.9%	3,214	5.2%	3,810	7.9%	11,113	6.2%	11,052	7.7%
Depreciation and amortization (6)	1,481	2.6%	1,294	2.1%	2,091	4.3%	3,927	2.2%	5,749	4.0%
FDIC assessments and insurance	1,746	3.1%	1,526	2.5%	1,626	3.4%	4,668	2.6%	5,083	3.6%
Loans held for sale valuation (reversal) expense (7)	—	—%	(300)	(0.5)%	—	—%	159	0.1%	—	—%
Advertising expenses	2,066	3.7%	3,253	5.2%	776	1.6%	8,291	4.6%	1,919	1.3%
Other real estate owned valuation expense (8)	234	0.4%	3,174	5.1%	—	—%	3,408	1.9%	—	—%
Contract termination costs (9)	289	0.5%	2,802	4.5%	—	—%	7,103	4.0%	—	—%
Other operating expenses (10)	2,913	5.2%	2,560	4.1%	2,095	4.3%	7,952	4.4%	5,815	4.1%
Total noninterest expense (11)	$56,113	100.0%	$62,241	100.0%	$48,404	100.0%	$179,172	100.0%	$143,154	100.0%
___________
(1) Includes severance expense of $0.4 million, $0.7 million and $0.3 million in the three months ended September 30, 2022, June 30, 2022 and September 30, 2021, respectively, primarily in connection with the elimination of certain support functions in the third quarters of 2022 and 2021, and with the restructuring of business lines and the elimination of certain support functions in the second quarter of 2022.
(2) In the three months ended June 30, 2022, includes ROU asset impairment changes of $1.6 million in connection with the closure of a branch in Pembroke Pines, Florida in 2022.
(3) Beginning in the three months ended March 31, 2022, rental income associated with the subleasing of portions of the Company’s headquarters building is presented as a reduction to rent expense under lease agreements under occupancy and equipment cost (included as part of other noninterest income in 2021 in connection with the previously-owned headquarters building). In the three months ended September 30, 2022, June 30, 2022 and September 30, 2021, rental income from subleases was $0.7 million, $0.7 million and $1.0 million, respectively.
(4) In the three months ended September 30, 2022, includes additional expenses of $1.0 million related to the engagement of FIS. In the three months ended March 31, 2022, includes additional expenses of $1.2 million, including: (i) $0.8 million related to the engagement of FIS; (ii) $0.2 million in connection with certain search and recruitment expenses, and (iii) $0.1 million of costs associated with the subleasing of the New York office space.
(5) Other services fees include expenses of $1.8 million and $2.0 million in the three months ended September 30, 2022 and June 30, 2022, respectively, in connection with our loan-level derivative income generation activities. We had no expenses in connection with our loan-level derivative income generation activities in the three months ended September 30, 2021.
(6) In the three months ended September 30, 2021, includes $0.5 million of depreciation expense associated with the Company’s previously-owned headquarters building. No depreciation expense related to the headquarters building was recorded in the three months ended September 30, 2022 and June 30, 2022 as this property was sold and leased-back in the fourth quarter of 2021.
(7) Valuation allowance as a result of changes in the fair value of loans held for sale carried at the lower of cost or fair value.
(8) Fair value adjustment related to one OREO property in New York.
(9) Contract termination and related costs associated with third party vendors resulting from the Company’s engagement of FIS.
(10)In all of the periods shown, includes charitable contributions, community engagement, postage and courier expenses, provisions for possible losses on contingent loans, and debits which mirror the valuation income on the investment balances held in the non-qualified deferred compensation plan in order to adjust the liability to participants of the deferred compensation plan.
(11)Includes $2.7 million, $3.7 million and $2.1 million in the three months ended September 30, 2022, June 30, 2022 and September 30, 2021, respectively, related to Amerant Mortgage, primarily consisting of salaries and employee benefits, mortgage lending costs and professional and other services fees.

Exhibit 6 - Consolidated Balance Sheets

(in thousands, except share data)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Assets				(audited)
Cash and due from banks	$37,631	$29,217	$35,242	$33,668	$27,501
Interest earning deposits with banks	218,354	303,030	234,709	240,540	138,732
Restricted cash	46,149	21,808	6,243	—	—
Cash and cash equivalents	302,134	354,055	276,194	274,208	166,233
Securities
Debt securities available for sale	1,052,329	1,124,801	1,145,785	1,175,319	1,220,391
Debt securities held to maturity	234,317	238,621	112,008	118,175	130,543
Trading securities	112	103	—	—	194
Equity securities with readily determinable fair value not held for trading	12,232	10,767	13,370	252	23,870
Federal Reserve Bank and Federal Home Loan Bank stock	53,792	48,187	53,806	47,495	47,740
Securities	1,352,782	1,422,479	1,324,969	1,341,241	1,422,738
Loans held for sale, at lower of cost or fair value (1)	—	66,390	68,591	143,195	219,083
Mortgage loans held for sale, at fair value	57,591	54,863	17,108	14,905	5,812
Loans held for investment, gross	6,445,768	5,726,131	5,635,478	5,409,440	5,254,029
Less: Allowance for loan losses	53,711	52,027	56,051	69,899	83,442
Loans held for investment, net	6,392,057	5,674,104	5,579,427	5,339,541	5,170,587
Bank owned life insurance	227,034	225,682	224,348	223,006	221,640
Premises and equipment, net (2)	41,220	39,091	37,929	37,860	108,885
Deferred tax assets, net	45,791	33,265	22,119	11,301	9,861
Operating lease right-of-use assets (2)	141,453	139,358	139,477	141,139	51,530
Goodwill	19,506	19,506	19,506	19,506	19,506
Accrued interest receivable and other assets (3)	160,411	122,449	96,168	92,497	93,430
Total assets	$8,739,979	$8,151,242	$7,805,836	$7,638,399	$7,489,305
Liabilities and Stockholders' Equity
Deposits
Demand
Noninterest bearing	$1,318,960	$1,298,954	$1,318,294	$1,183,251	$1,210,154
Interest bearing	2,147,008	2,019,661	1,543,708	1,507,441	1,317,938
Savings and money market	1,735,713	1,629,830	1,581,412	1,602,339	1,655,495
Time	1,386,441	1,254,409	1,248,287	1,337,840	1,442,790
Total deposits	6,588,122	6,202,854	5,691,701	5,630,871	5,626,377
Advances from the Federal Home Loan Bank	981,005	830,524	980,047	809,577	809,095
Senior notes	59,131	59,052	58,973	58,894	58,815
Subordinated notes	29,241	29,199	29,156	—	—
Junior subordinated debentures held by trust subsidiaries	64,178	64,178	64,178	64,178	64,178
Operating lease Liabilities (2)	140,911	137,808	135,651	136,595	48,709
Accounts payable, accrued liabilities and other liabilities (4)	181,693	116,177	96,734	106,411	69,469
Total liabilities	8,044,281	7,439,792	7,056,440	6,806,526	6,676,643

Stockholders’ equity
Class A common stock	3,376	3,375	3,434	3,589	2,903
Class B common stock	—	—	—	—	847
Additional paid in capital	191,970	190,337	208,109	262,510	299,273
Retained earnings	588,495	570,588	565,963	553,167	489,854
Accumulated other comprehensive (loss) income	(86,208)	(50,959)	(24,424)	15,217	21,236
Total stockholders' equity before noncontrolling interest	697,633	713,341	753,082	834,483	814,113
Noncontrolling interest	(1,935)	(1,891)	(3,686)	(2,610)	(1,451)
Total stockholders' equity	695,698	711,450	749,396	831,873	812,662
Total liabilities and stockholders' equity	$8,739,979	$8,151,242	$7,805,836	$7,638,399	$7,489,305

__________

(1) As of the third quarter of 2022, loans held for sale mainly consisted of residential mortgage loans. Prior periods included NYC CRE loans held for sale which were transferred to the loans held for investment category in the third quarter of 2022. As of June 30, 2022 and March 31, 2022, includes a valuation allowance of $0.2 million and $0.5 million, respectively, as a result of fair value adjustment.
(2) As of September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, includes the effect of the sale and lease back of the Company’s headquarters building in the fourth quarter of 2021. Consists of total long-term lease liabilities. Total short-term lease liabilities are included in other liabilities.
(3) As of September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021, include derivative assets with a total fair value of $78.3 million, $39.8 million, $24.3 million, $21.9 million, and $24.8 million, respectively.
(4) As of September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021, include derivatives liabilities with a total fair value of $78.4 million, $39.7 million, $25.3 million, $22.2 million and $25.5 million, respectively.

Exhibit 7 - Loans
Loans by Type - Held For Investment

The loan portfolio held for investment consists of the following loan classes:

(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Real estate loans				(audited)
Commercial real estate
Non-owner occupied	$1,600,281	$1,530,293	$1,570,006	$1,540,590	$1,593,664
Multi-family residential	779,456	532,066	540,726	514,679	504,337
Land development and construction loans	300,476	288,581	296,609	327,246	318,449
	2,680,213	2,350,940	2,407,341	2,382,515	2,416,450
Single-family residential	978,674	727,712	707,594	661,339	618,139
Owner occupied	992,948	954,538	927,921	962,538	936,590
	4,651,835	4,033,190	4,042,856	4,006,392	3,971,179
Commercial loans (1)	1,203,776	1,122,248	1,093,205	965,673	910,696
Loans to financial institutions and acceptances	13,271	13,250	13,730	13,710	13,690
Consumer loans and overdrafts (2)	576,886	557,443	485,687	423,665	358,464
Total loans	$6,445,768	$5,726,131	$5,635,478	$5,409,440	$5,254,029
__________________
(1) As of September 30, 2022 and June 30, 2022, includes around $31.7 million and $9.9 million, respectively, in commercial loans and leases originated under a white-label equipment financing solution launched in the second quarter of 2022.
(2) As of September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2022 and September 30, 2021, includes $496.6 million, $477.3 million, $395.7 million, $297.0 million and $273.6 million, respectively, in consumer loans purchased under indirect lending programs. In addition, as of September 30, 2022, includes $6.3 million in consumer loan originated under a white-label program.

Loans by Type - Held For Sale

The loan portfolio held for sale consists of the following loan classes:

(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Loans held for sale at the lower of cost or fair value				(audited)
Real estate loans
Commercial real estate
Non-owner occupied	$—	$44,568	$46,947	$110,271	$160,034
Multi-family residential	—	20,684	20,796	31,606	57,725
	—	65,252	67,743	141,877	217,759
Owner occupied	—	1,297	1,306	1,318	1,324
Total real estate loans	—	66,549	69,049	143,195	219,083
Less: valuation allowance	—	159	458	—	—
Total loans held for sale at the lower of cost or fair value (1)	—	66,390	68,591	143,195	219,083

Loans held for sale at fair value
Land development and construction loans	5,560	2,366	836	—	—
Single-family residential	52,031	52,497	16,272	14,905	5,812
Total loans held for sale at fair value (2)	57,591	54,863	17,108	14,905	5,812
Total loans held for sale (3)	$57,591	$121,253	$85,699	$158,100	$224,895
__________________
(1) As of the third quarter of 2022, loans held for sale mainly consisted of residential mortgage loans and the NYC CRE loans held for sale were transferred to the loans held for investment category. During the three months ended March 31, 2022 and December 31, 2021, the Company sold $57.3 million and $49.4 million in loans held for sale carried at the lower of cost or estimated fair value related to the New York portfolio. There were no sales of loans in this portfolio during the three months ended September 30, 2022 and June 30, 2022.
(2) Loans held for sale in connection with Amerant Mortgage ongoing business.
(3) Remained current and in accrual status at each of the periods shown.

Non-Performing Assets

This table shows a summary of our non-performing assets by loan class, which includes non-performing loans and other real estate owned, or OREO, at the dates presented. Non-performing loans consist of (i) nonaccrual loans; (ii) accruing loans 90 days or more contractually past due as to interest or principal; and (iii) restructured loans that are considered TDRs.

(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Non-Accrual Loans(1)				(audited)
Real Estate Loans
Commercial real estate (CRE)
Non-owner occupied	$—	$1,251	$12,825	$7,285	$28,507
Multi-family residential	—	—	—	—	—
	—	1,251	12,825	7,285	28,507
Single-family residential	1,465	2,755	3,717	5,126	6,344
Owner occupied	6,357	9,558	10,770	8,665	11,040
	7,822	13,564	27,312	21,076	45,891
Commercial loans (2) (3)	9,715	8,987	19,178	28,440	36,500
Consumer loans and overdrafts	947	2,398	468	257	353
Total Non-Accrual Loans	$18,484	$24,949	$46,958	$49,773	$82,744

Past Due Accruing Loans(4)
Real Estate Loans
Commercial real estate (CRE)
Single-family residential	4	162	—	—	4
Commercial	245	—	—	—	—
Consumer loans and overdrafts	7	42	10	8	1
Total Past Due Accruing Loans	256	204	10	8	5
Total Non-Performing Loans	18,740	25,153	46,968	49,781	82,749
Other Real Estate Owned	6,312	6,545	9,720	9,720	9,800
Total Non-Performing Assets	$25,052	$31,698	$56,688	$59,501	$92,549

__________________
(1)    Includes loan modifications that met the definition of TDRs which may be performing in accordance with their modified loan terms. As of June 30, 2022, March 31, 2022, December 31, 2021 and September 30, 2021, non-performing TDRs include $8.3 million, $8.6 million, $9.1 million and $9.3 million, respectively, in a multiple loan relationship to a South Florida borrower. In the third quarter of 2022, this loan relationship was upgraded and placed back in accrual status.
(2)    As of March 31, 2022, December 31, 2021 and September 30, 2021, includes $9.1 million, $9.1 million and $13.9 million, respectively, in a commercial relationship placed in nonaccrual status during the second quarter of 2020. During the third quarters of 2021 and 2020, the Company charged off $5.7 million and $19.3 million, respectively, against the allowance for loan losses as result of the deterioration of this commercial relationship. In addition, in connection with this loan relationship, the Company collected a partial principal payment of $4.8 million in the fourth quarter of 2021. Furthermore, in the second quarter of 2022, the Company collected an additional partial principal payment of $5.5 million and charged off the remaining balance of $3.6 million against the allowance for loans losses. Therefore, as of September 30, 2022 and June 30, 2022, there were no outstanding balances associated with this loan relationship.
(3)    In the first quarter of 2022, the Company collected a partial payment of around $9.8 million on one commercial nonaccrual loan of $12.4 million. Also, in the first quarter of 2022, the Company charged-off the remaining balance of this loan of $2.5 million against its specific reserve at December 31, 2021.
(4)    Loans past due 90 days or more but still accruing.

Loans by Credit Quality Indicators

This table shows the Company’s loans by credit quality indicators. The Company has not purchased credit-impaired loans.

	September 30, 2022				June 30, 2022				September 30, 2021
(in thousands)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)	Special Mention	Substandard	Doubtful	Total (1)
Real Estate Loans
Commercial Real Estate (CRE)
Non-owner occupied	$37,364	$—	$—	$37,364	$29,799	$—	$1,257	$31,056	$31,269	$25,332	$3,175	$59,776
Multi-family residential	—	—	—	—	—	—	—	—	—	—	—	—
Land development and construction loans	—	—	—	—	—	—	—	—	—	—	—	—
	37,364	—	—	37,364	29,799	—	1,257	31,056	31,269	25,332	3,175	59,776
Single-family residential	—	1,717	—	1,717	—	3,011	—	3,011	—	6,368	—	6,368
Owner occupied	—	6,445	—	6,445	—	9,649	—	9,649	7,473	11,136	—	18,609
	37,364	8,162	—	45,526	29,799	12,660	1,257	43,716	38,742	42,836	3,175	84,753
Commercial loans (2)	1,800	10,942	3	12,745	7,873	9,663	604	18,140	38,522	22,471	15,404	76,397
Consumer loans and overdrafts	—	947	—	947	—	2,398	—	2,398	—	356	—	356
	$39,164	$20,051	$3	$59,218	$37,672	$24,721	$1,861	$64,254	$77,264	$65,663	$18,579	$161,506

__________
(1) There were no loans categorized as “Loss” as of the dates presented.
(2) Loan balances as of September 30, 2021 include $13.9 million in a commercial relationship placed in nonaccrual status and downgraded during the second quarter of 2020. As of September 30, 2021, Substandard loans include $7.3 million and doubtful loans include $6.6 million, related to this commercial relationship. During the third quarters of 2021 and 2020, the Company charged off $5.7 million and $19.3 million, respectively, against the allowance for loan losses as result of the deterioration of this commercial relationship. In addition, in connection with this loan relationship, the Company collected a partial principal payment of $4.8 million in the fourth quarter of 2021. Furthermore, in the second quarter of 2022, the Company collected an additional partial principal payment of $5.5 million and charged off the remaining balance of $3.6 million against the allowance for loans losses. Therefore, as of September 30, 2022 and June 30, 2022, there were no outstanding balances associated with this loan relationship.

Exhibit 8 - Deposits by Country of Domicile
This table shows the Company’s deposits by country of domicile of the depositor as of the dates presented.

(in thousands)	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Domestic	$4,166,281	$3,722,433	$3,180,112	$3,137,258	$3,090,563
Foreign:
Venezuela	1,931,330	1,964,796	2,004,305	2,019,480	2,054,149
Others	490,511	515,625	507,284	474,133	481,665
Total foreign	2,421,841	2,480,421	2,511,589	2,493,613	2,535,814
Total deposits	$6,588,122	$6,202,854	$5,691,701	$5,630,871	$5,626,377